SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          DATE OF REPORT: March 5, 2003
               (Date of earliest event reported) February 28, 2003


                        DOBSON COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)


          OKLAHOMA                     000-29225                  73-1513309
(State or other jurisdiction          (Commission               (IRS Employer
     of incorporation)                File Number)           Identification No.)


                               14201 Wireless Way
                          Oklahoma City, Oklahoma 73134
               (Address of principal executive offices) (Zip Code)

                                 (405) 529-8500
              (Registrant's telephone number, including area code)

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Information To Be Included in the Report

Item 5. Other Events and Required FD Disclosure.

     Through February 28, 2003, the Registrant purchased a total of 71,639 shares of its 12-1/4% Senior Exchangeable Preferred Stock having an aggregate liquidation preference amount of $71.7 million for an aggregate purchase price of $31.7 million, and 95,960 shares of its 13% Senior Exchangeable Preferred Stock due 2009 having an aggregate liquidation preference amount of $96.0 million for an aggregate purchase price of $43.5 million. All of the repurchased shares have been retired and returned to authorized but unissued shares of preferred stock, without designation.

Item 9. Regulation FD Disclosure.

     The Registrant has been advised that its principal shareholder, Dobson CC Limited Partnership (DCCLP), on February 28 and on March 3, 2003, sold an aggregate of 159,600 shares of the Company's common stock beneficially owned by DCCLP. The shares were sold pursuant to a written sales plan adopted by DCCLP under Securities and Exchange Commission Rule 10b5-1, which plan was announced in March 2002. Under this plan, DCCLP may sell under certain conditions a limited number of its shares of the Registrant's common stock, not to exceed 1,500,000 shares per quarter and subject to the volume limitations and other requirements of Rule 144. Under its 10b5-1 plan, DCCLP is not required to sell any shares of the Registrant's common stock unless the market price of the stock is at or above certain specified levels. The Registrant anticipates that DCCLP may effect additional sales from time to time under its 10b5-1 Plan. Proceeds from such sales will be used to pay principal, interest and expenses related to DCCLP's loan with Bank of America, N.A.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 DOBSON COMMUNICATIONS CORPORATION

                                 By  RONALD L. RIPLEY
                                     Ronald L. Ripley, Vice President
                                     and Senior Corporate Counsel


March 5, 2003